Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2023 relating to the financial statements of Kemper Corporation and the effectiveness of Kemper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kemper Corporation for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 3, 2023